Exhibit 99.1

Press Release

Federated Investors, Inc. to Acquire Clover Capital Management, Inc., a Leading Value-Oriented Investment Firm

•	Clover Capital manages $2.8 billion in value equity, balanced and fixed-income assets

•	Transaction expected to be complete by year end

(PITTSBURGH, Pa., September 15, 2008) — Federated Investors, Inc. (NYSE: FII), one of the nation’s largest investment managers, reached a definitive agreement to acquire Clover Capital Management, Inc., a Rochester, N.Y.-based investment manager that specializes in value investing. The announcement was made today by J. Christopher Donahue, president and chief executive officer of Federated and Michael E. Jones, chief executive officer and chief investment officer of Clover Capital. The sale is expected to close in the fourth quarter of 2008.

Clover Capital, a focused value investment firm, manages approximately $2.8 billion in assets for the retail, institutional and private-wealth marketplaces. The firm utilizes a comprehensive and rigorous value-based investment process that employs both fundamental research skills and quantitative analytic technology to control the aggregate risk in the portfolios it manages. Clover Capital’s success is due to its ability to deliver above-average returns with lower-than-average risk in a repeatable and consistent process. It is intended that Clover Capital’s headquarters will remain in Rochester with Jones and the current team continuing to lead the organization.

“Federated’s ability to manage value-oriented equity products will be enhanced by the acquisition of Clover Capital, which has shown its value-investing acumen by providing strong returns for its clients for more than 20 years,” said Donahue. “Federated’s history of successful acquisitions, strong distribution capacity and commitment to fostering a culture that promotes excellence among each of our investment teams provides a solid platform for the investment professionals and clients of Clover Capital.”

“We chose Federated after developing a relationship with its senior executives and evaluating its record of successful alliances with other asset management firms,” said Jones. “We believe that an association with Federated will provide a number of benefits to our clients as we will be able to leverage Federated’s substantial resources and capabilities, while retaining Clover Capital’s personnel and our client-focused culture.”

Contacts:

FII MEDIA	FII MEDIA	FII ANALYSTS	Clover Capital
Meghan McAndrew	J.T. Tuskan	Ray Hanley	Steve Carl
(412) 288-8103	(412) 288-7895	(412) 288-1920	(585) 341-3705
mmcandrew@federatedinv.com	jtuskan@federatedinv.com	rhanley@federatedinv.com	scarl@clovercap.com

Federated to Acquire Clover Capital

Sept. 15, 2008

The transaction has been approved by the board of directors of Federated Investors, Inc. and shareholders owning a majority interest in Clover Capital and is subject to customary closing conditions. The initial purchase price for the transaction is expected to be approximately $36 million based on current asset levels. The transaction also includes a series of contingent payments, which could total as much as $57 million over the next five years based on growth.

Clover Capital provides its investment management services through a combination of separately managed accounts and common and collective portfolios. Clover Capital also serves as sub-advisor to several mutual funds. As a result of the strong investment performance of its value investment strategies, Clover Capital’s products have been attractive to institutional and high-net-worth investors. Upon the closing of the transaction, Federated expects to introduce Clover Capital’s investment strategies to all of its distribution channels. Federated has cultivated deep and diversified relationships with more than 5,400 client firms. Federated’s 179 sales professionals make thousands of client visits each year, calling on financial professionals and major institutions across the United States and in Europe.

In addition, Federated plans to introduce three traditional value-oriented equity mutual funds, which will be managed by the team at Clover Capital. The large-, mid- and small-cap value funds will utilize the value-investing strategies employed by Clover Capital, which the firm has utilized since its inception in 1984.

As is typical in this type of transaction, Clover Capital will work with their clients to secure the necessary consents to permit Clover Capital’s equity investment personnel to continue to manage their assets after the acquisition of the firm by Federated through its advisory subsidiaries. Clover Capital’s key equity investment personnel have signed employment agreements with Federated. It also is anticipated that Clover Capital’s entire staff will become employees of Federated and its advisory subsidiaries.

Clover Capital Management, Inc., headquartered in Rochester, N.Y., provides advisory services to foundations and endowments, retirement plans and individual investors. Founded in 1984, Clover manages $2.8 billion in assets through a combination of separately managed portfolios, limited partnerships and mutual funds. For more information, visit www.clovercap.com.

Federated Investors, Inc. is one of the largest investment managers in the United States, managing approximately $333.5 billion in assets as of June 30, 2008. With 147 mutual funds and various

Federated to Acquire Clover Capital

Sept. 15, 2008

separately managed account options, Federated provides comprehensive investment management to more than 5,400 institutions and intermediaries including corporations, government entities, insurance companies, foundations and endowments, banks and broker/dealers.

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Certain statements in this press release, such as those related to the closing date of the acquisition, the impact of the transaction on Federated’s ability to manage value-oriented equity products, and Federated’s plans to introduce new value-oriented mutual funds constitute forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the company, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Other risks and uncertainties include to the possibility that Federated does not successfully complete the acquisition, the possibility that the acquisition does not have a beneficial impact on Federated’s ability to manage value-oriented equity products, and the possibility that Federated’s plans to introduce new value-oriented products may change, as well as the risk factors discussed in the company’s annual and quarterly reports as filed with the Securities and Exchange Commission. As a result, no assurance can be given as to future results, levels of activity, performance or achievements, and neither the company nor any other person assumes responsibility for the accuracy and completeness of such statements in the future.

Federated Securities Corp. is distributor of the Federated funds.

Separately managed accounts are made available through Federated Global Investment Management, Federated Investment Counseling and MDT Advisers, each a registered investment advisor.